Exhibit 1.3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

SALOMON SMITH BARNEY INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

Restated Certificate of Incorporation

of

Salomon Smith Barney Inc.

under section 807 of the Business Corporation Law

The undersigned corporation certifies that:

1    The name of the corporation is Salomon Smith Barney Inc. The corporation was originally formed under the name “Pendex Real Estate Corp.”

2    The certificate of incorporation of the corporation was filed with the department of state on February 23, 1977.

3    The text of the certificate of incorporation is amended as follows:

Article Second of the certificate of incorporation is amended to restate the purposes of the corporation, as permitted by section 402(a)(2) of the Business Corporation Law (the BCL).

Article Third of the certificate of incorporation is amended to change the address of the corporation’s office to New York City, New York County.

Article Fourth of the certificate of incorporation is amended to change the authorized number of shares from 200 shares without par value to 1,000 shares of common stock, $10,000 par value per share, and to add 100 shares of preferred stock, $10,000 par value per share. The issued shares of capital stock of the corporation will change from 10 shares of common stock to 1,000 shares of common stock at a rate of 100 to one. The remaining 190 unissued shares, without par value, will be cancelled.

Article Fifth of the certificate of incorporation is amended to change the corporation’s agent for service of process.

Article Sixth of the certificate of incorporation, setting the corporation’s accounting year, is deleted.

A new Article Sixth is added to the certificate of incorporation to grant the corporation the right to repurchase a shareholder’s capital stock under certain circumstances.

Article Seventh of the certificate of incorporation is amended solely by the addition of a caption and the correction of a typographical error.

Article Eighth of the certificate of incorporation, dealing with the relationship of the certificate of incorporation to the BCL, is deleted.

A new article Eighth is added to the certificate of incorporation, dealing with the number of directors.

A new article Ninth is added to the certificate of incorporation, permitting the holders of the corporation’s common stock to remove a director without cause.

A new article Tenth is added to the certificate of incorporation, permitting the corporation’s board of directors to amend the corporation’s by-laws.

A new article Eleventh is added to the certificate of incorporation, limiting the liability of directors.

A new article Twelfth is added to the certificate of incorporation, restricting the payment of dividends or distributions to stockholders.

The corporation will revoke the authority of CT Corporation System, its registered agent, by deleting article Thirteenth.

4    The text of the certificate of incorporation, as amended as described in section 3, is restated to read in its entirety as follows:

First:    Name

The name of the corporation is Salomon Smith Barney Inc.

Second:    Purpose

The corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Business Corporation Law (the BCL). The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

Third:    Office

The office of the corporation is located in the City of New York, County of New York.

Fourth:    Capital Shares

(a)  The aggregate number of shares that the corporation shall have the authority to issue is 1,100, of which 1,000 shares shall be designated “common shares,” with a par value of $10,000 per share, and 100 shares shall be designated “preferred shares,” with a par value of $10,000 per share.

(b)  The corporation may issue the preferred shares in series. The board of directors is authorized to establish and designate series of preferred shares, to issue the shares of preferred shares in series and to fix the number of shares in a series and the variations in the relative rights, preferences and limitations as between series. The board of directors may determine for each series:

(i)  the number of shares constituting that series and the distinctive designation of that series.

(ii)  the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)  whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)  whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the board of directors shall determine;

(v)  whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)  whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)  the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding shares of the corporation;

(viii)  the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(ix)  any restrictions on transfers of shares of that series; and

(x)  any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

(c)  Series A Cumulative Preferred Shares

1    Designation and Number of Shares.    The designation of such series shall be series A cumulative preferred shares (the “series A preferred shares”), and the number of shares constituting such series shall be 50. The number of authorized shares of series A preferred shares may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the board of directors and by the filing of a certificate pursuant to the provisions of the BCL stating that such reduction has been so authorized, but the number of authorized shares of series A preferred shares shall not be increased.

2    Dividends.    Dividends on each share of series A preferred shares shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the board of directors or the executive committee of the board of directors (the “executive committee”) out of funds legally available therefor, in cash on January 15, April 15, July 15 and October 15 of each year, commencing October 15, 1998.

Each quarterly period beginning on January 1, April 1, July 1 and October 1 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a “dividend period.” If a share of series A preferred shares is outstanding during an entire dividend period, the dividend payable on such share on the 15th day of the calendar month immediately following the last day of such dividend period (the “dividend amount”) shall be equal to the product of (a) the liquidation preference (as defined in section c(7) of this article 4) for such share, multiplied by (b) the period rate for such dividend period. - If, for any dividend period beginning after September 30, 1998, a share of series A preferred shares is outstanding for less than an entire dividend period, the dividend payable on such share on the 15th day of the calendar month immediately following the last day of such dividend period on which such share shall be outstanding shall be the product of the dividend amount for such dividend period multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such dividend period bears to the number of days in such dividend period. The period rate for any dividend period shall be equal to one-quarter ( 1/4) of three-tenths ( 3/10) of the rate on three-month U.S. Treasury Bills as reported in The Wall Street Journal on the first day of such dividend period (or, in the case of the initial dividend period, as so reported on July 1, 1998).

Each dividend on the shares of series A preferred shares shall be paid to the holders of record of shares of series A preferred shares as they appear on the stock register of the corporation on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the board of directors or the executive committee. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the board of directors.

If there shall be outstanding shares of any other class or series of preferred shares of the corporation ranking on a parity as to dividends with the series A preferred shares, the corporation, in making any dividend payment on account of arrears on the series A preferred shares or such other class or series of preferred shares, shall make payments ratably upon all outstanding shares of series A preferred shares and such other class or series of preferred shares in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of series A preferred shares and such other class or series of preferred shares to the date of such dividend payment.

Holders of shares of series A preferred shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

3    Redemption.    The series A preferred shares are not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Company, at its option and subject to New York Stock Exchange, Inc. approval, may redeem shares of series A preferred shares, as a whole or in part, at a price of $250 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the “redemption price”) at any time or from time to time (i) after the termination of the Clearing Agreement dated as of May 6, 1996 between the corporation¦s predecessor, Smith, Barney Inc. and Tribeca Investments, L.L.C. (the “Clearing Agreement”), (ii) if required by or under the rule of the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the New York Stock Exchange, Inc., the Chicago Board of Trade or any other domestic governmental authority or self regulatory organization of which the corporation is a member or to which the corporation is subject, or (iii) in the event of any transfer, or attempted transfer, by the holder of such shares, whether such transfer is voluntary or involuntary, by operation of law or otherwise, other than a transfer of all of such holder’s shares to a permitted assignee of all of such holder’s rights under the Clearing Agreement in conjunction with an assignment thereof.

If the corporation shall redeem shares of series A preferred shares pursuant to this section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 10 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder’s address as shown on the stock register of the corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of series A preferred shares to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the redemption price; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price) dividends on the shares of series A preferred shares so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the board of directors or the executive committee shall so require and the notice shall so state), the corporation shall redeem such shares at the redemption price. If less than all of the outstanding shares of series A preferred shares are to be redeemed, the corporation shall select those shares to be redeemed from outstanding shares of series A preferred shares not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the board of directors or the executive committee to be equitable.

The Company shall not redeem less than all the outstanding shares of series A preferred shares pursuant to this section 3, or purchase or acquire any shares of series A preferred shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of series A preferred shares, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of series A preferred shares for all past dividend periods).

4    Shares to be Retired.    All shares of series A preferred shares redeemed by the corporation shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of preferred shares, without designation as to series, and may thereafter be reissued.

5    Conversion to Exchange.    The holders of shares of series A preferred shares shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital shares of the corporation.

6    Voting.    Except as otherwise required by law, the series A preferred shares shall have no voting rights.

7    Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the corporation, voluntary or involuntary, the holders of series A preferred shares shall be entitled to receive out of the assets of the corporation available for distribution to shareholders’ before any distribution of assets shall be made to the holders of the common shares or of any other shares of stock of the corporation ranking as to such distribution junior to the series A preferred shares, a liquidating distribution in an amount equal to $10,000 per share (the “liquidation preference”) plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the series A preferred shares shall not be entitled to receive the liquidation preference and such accrued dividends, however, until the liquidation preference of any other class of shares of the corporation ranking senior to the series A preferred shares as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

If, upon any voluntary on involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the series A preferred shares and any other shares of stock of the corporation ranking as to any such distribution on a parity with the series A preferred shares, the holders of the series A preferred shares and of such other shares shall share ratably in any distribution of assets of the corporation in proportion to the full respective preferential amounts to which they are entitled.

After payment to the holders of the series A preferred shares of the full preferential amounts provided for in this article 4(c), the holders of the series A preferred shares shall be entitled to no further participation in any distribution of assets by the corporation.

Consolidation or merger of the corporation with or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the asses of the corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the corporation within the meaning of this article 4(c) if the preferences of the holders of shares of series A preferred shares are not impaired thereby.

(d)  Shares of any series of preferred shares that have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged, shall have the status of authorized and unissued shares of preferred shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of preferred shares to be created by resolution or resolutions of the board of directors or as part of any other series of preferred shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the board of directors providing for the issue of any series of preferred shares.

(e)  No shareholder of the corporation shall have a preemptive right to subscribe for any shares of any class of shares of the corporation, whether now or hereafter authorized, or any securities convertible into or exchangeable for such shares, or any rights, warrants or options to subscribe for, purchase or receive such shares or convertible or exchangeable securities.

Fifth:    Agent for Service of Process

The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be served. The post office address of the corporation to which the Secretary of State shall mail process against the corporation served upon the Secretary of State is Salomon Smith Barney Inc., 388 Greenwich Street, New York, NY 10013, attention: General Counsel.

Sixth:    Corporation’s Right to Purchase a Holder’s Capital Stock

(a)  Issuance of Shares.    Shares of the stock of the Corporation shall be issued only in the name of the beneficial owner thereof, and no transfer of such shares shall be effected except on the stock books of the Corporation.

(b)  Corporation’s Right to Purchase Shares

(i)  The Corporation shall have the right to purchase any or all of the holder¦s common shares:

A.    When a holder gives the Corporation written notice of the holder¦s intention to sell or otherwise dispose of any of his shares, naming the proposed buyer or transferee;

B.    When a holder’s shares are involuntary transferred by operation of law or otherwise;

C.    When any holder required to be approved by the Board of Directors of the New York Stock Exchange, Inc. as a “member,” “allied member” or “approved person” fails or ceases to be so approved (the terms “member,” “allied member” and “approved person” shall for the purpose of this section have the meaning given such terms in the Constitution and the General Rules of the New York Stock Exchange, Inc.) provided that, in such event, the Corporation shall also have the right to redeem or convert to a fixed income security all or any parts of such holder’s shares on terms determined by the board of directors; and

D.    When the board of directors in good faith determines that it is in the best interests of the Corporation.

(ii)  The price to be paid for a holder’s shares purchased pursuant to section b(i) of this article 6 shall be equal to:

A.     net worth of the Corporation less the aggregate amount, if any, that would be required to be paid to holders of any preferred shares outstanding in the event that the Corporation were dissolved on the date of such purchase; divided by

B.     the number of common shares outstanding.

(iii)  The Corporation shall have such rights to purchase a holder’s preferred shares of any series as are set forth in the certificate filed pursuant to section b(i) of article 4 providing for the issuance of such series.

Seventh:    No preemptive rights

Shareholders shall not be entitled to preemptive rights, directly or indirectly, in respect of any equity, voting, or other shares of the corporation.

Eighth:    Number of Directors

The number of directors of the corporation shall be fixed as provided in the corporation’s by-laws as then in effect.

Ninth:    Removal of Director

A director may be removed, with or without cause, by a majority vote of the outstanding common shares.

Tenth:    Amendment of By-laws

The board of directors may adopt, amend or repeal the by-laws of the corporation by a majority vote.

Eleventh:    Limitation of Liability of Directors

To the fullest extent permitted under section 402 of the BCL, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that this provision shall not limit

•
the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantages to which he or she was not legally entitled or that his or her acts violated section 719 of the BCL, or

•	the liability of any director for any act or omission prior to adoption of a provision authorized by this paragraph.

Twelfth:    Restrictions on dividends

No dividend shall be declared or paid which shall impair the capital of the corporation nor shall any distribution of assets be made to any shareholder unless the value of the assets of the corporation remaining after such payment or distribution is at least equal to the aggregate of its debts and liabilities, including capital.

5    This amendment and restatement of the certificate of incorporation was authorized by

(i)  the board of directors of the corporation pursuant to section 803 of the BCL and,

(ii)  the written consent of the holders of all shares of the corporation entitled to vote thereon pursuant to section 803 of the BCL.

This certificate is dated October 15, 1998 and is affirmed by the undersigned corporation as true under the penalties of perjury.

.	Salomon Smith Barney Inc.

	By:	/s/ CHARLES W. SCHARF

Charles W. Scharf
Executive Vice President and Chief Financial Officer

	By:	/s/ HOWARD DARMSTADTER

Howard Darmstadter Assistant Secretary